Exhibit 99.1

Smith Barney Bristol Energy Fund L.P.
Annual Report December 31, 2006

CITIGROUP MANAGED FUTURES LLC

To the Limited Partners of
Smith Barney Bristol Energy Fund L.P.

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

By: Jennifer Magro Chief Financial Officer and Director Citigroup Managed Futures LLC General Partner, Smith Barney Bristol Energy Fund L.P.
Citigroup Managed Futures LLC 731 Lexington Avenue 25th Floor New York, N.Y. 10022 212-559-2011

Report of Independent Registered Public Accounting Firm

The Partners
Smith Barney Bristol Energy Fund L.P.:

We have audited the accompanying statements of financial condition of Smith Barney Bristol Energy Fund L.P. (the Partnership) as of December 31, 2006 and 2005, and the related statements of income and expenses, changes in partners’ capital, and cash flows for the year ended December 31, 2006 and for the period from September 6, 2005 (commencement of trading operations) to December 31, 2005. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Smith Barney Bristol Energy Fund L.P. as of December 31, 2006 and 2005, and the results of its operations, changes in its partners’ capital and its cash flows for the year ended December 31, 2006 and for the period from September 6, 2005 to December 31, 2005 in conformity with U.S. generally accepted accounting principles.

New York, New York
March 22, 2007

Smith Barney Bristol Energy Fund L.P.
Statements of Financial Condition
December 31, 2006 and 2005

	2006	2005
Assets:
Investment in Master, at fair value	$156,083,053	$15,332,303
Cash	6,305	12,900
	$156,089,358	$15,345,203
Liabilities and Partners’ Capital:
Liabilities:
Accrued expenses:
Brokerage commissions (Note 3c)	$487,779	$48,852
Management fees (Note 3b)	259,283	25,930
Administrative fees (Note 3a)	64,821	6,483
Professional fees	27,352	20,588
Other	4,726	3,890
Due to CGM for offering costs (Note 6)	—	59,713
Redemptions payable (Note 5)	1,761,713	—
	2,605,674	165,456
Partners’ Capital (Notes 1 and 5):
General Partner, 564.9760 and 1 Unit equivalent outstanding in 2006 and 2005, respectively	620,711	1,043
Special Limited Partner 703.2443 and 121.7373 Redeemable Units outstanding in 2006 and 2005, respectively	772,619	126,933
Limited Partners, 138,433.6336 and 14,486.8608 Redeemable Units of Limited Partnership Interest outstanding in 2006 and 2005, respectively	152,090,354	15,051,771
	153,483,684	15,179,747
	$156,089,358	$15,345,203

See accompanying notes to financial statements.

Smith Barney Bristol Energy Fund L.P.
Statements of Income and Expenses for the year ended December 31, 2006 and for the period September 6, 2005
(commencement of trading operations)
to December 31, 2005

	2006	2005
Income:
Realized gains (losses) on closed positions allocated from Master	$5,655,034	$(136,673)
Change in unrealized gains (losses) in open positions allocated from Master	(2,401,477)	980,950
Interest income allocated from Master	3,873,346	34,924
Expenses allocated from Master	(544,930)	(8,738)
Net gains (losses) on trading of commodity interests:
Realized gains on closed positions	—	186,867
Change in unrealized losses on open positions	—	(43,548)
	6,581,973	1,013,782
Interest income (Note 3c)	—	85,571
	6,581,973	1,099,353
Expenses:
Brokerage commissions including clearing fees of $0, and $5,576 (Note 3c)	3,746,194	208,427
Management fees (Note 3b)	1,991,127	89,291
Administrative Fees (Note 3a)	497,781	22,324
Professional fees	83,229	21,674
Other expenses	56,530	3,890
	6,374,861	345,606
Net income before allocation to Special Limited Partner	207,112	753,747
Allocation to Special Limited Partner (Note 3b)	659,994	126,933
Net income (loss) available for pro rata distribution	$(452,882)	$626,814

Net income per Redeemable Unit of Limited Partnership Interest and General Partner Unit equivalent (Notes 1 and 7)	$59.66	$44.28

See accompanying notes to financial statements.

Smith Barney Bristol Energy Fund L.P.
Statements of Changes in Partners’ Capital
for the year ended December 31, 2006 and for the period September 6, 2005
(commencement of trading operations)
to December 31, 2005

	Limited Partners	Special Limited Partner	General Partner	Total
Initial capital contributions, 1 Unit of Limited Partnership Interest and General Partner’s contribution representing 1 Unit equivalent	$1,000	$—	$1,000	$2,000
Proceeds from offering of 11,923 Units of Limited Partnership Interest (Note 1)	11,923,000	—	—	11,923,000
Offering costs (Note 6)	(75,000)	—	—	(75,000)
Opening Partnership Capital for operations	11,849,000	—	1,000	11,850,000
Sale of 2,562.8608 Redeemable Units of Limited Partnership Interest	2,576,000	—	—	2,576,000
Addition of 121.7373 Redeemable Units of Special Limited Partnership Interest	—	126,933	—	126,933
Net income for pro rata distribution	626,771	—	43	626,814
Partners’ Capital at December 31, 2005	15,051,771	126,933	1,043	15,179,747
Sale of 130,813.3575 Redeemable Units of Limited Partnership Interest	144,788,325	—	—	144,788,325
Addition of 563.9760 Units of General Partner Interest	—	—	640,000	640,000
Allocation of 581.5070 Redeemable Units of Special Limited Partnership Interest	—	659,994	—	659,994
Redemption of 6,866.5847 Redeemable Units of Limited Partner Interest	(7,331,500)	—	—	(7,331,500)
Net loss for pro rata distribution	(418,242)	(14,308)	(20,332)	(452,882)
Partners’ Capital at December 31, 2006	$152,090,354	$772,619	$620,711	$153,483,684

Net asset value per Redeemable Unit:

2005	$1,038.99
2006	$1,098.65

See accompanying notes to financial statements.

Smith Barney Bristol Energy Fund L.P.
Statements of Cash Flows for the year ended December 31, 2006 and for the period September 6, 2005
(commencement of trading operations) to
December 31, 2005

	2006	2005
Cash flows from operating activities:
Net income (loss)	$(452,882)	$626,814
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Changes in operating assets and liabilities:
Purchase of investment in Master, at fair value	(146,215,252)	(14,477,858)
Proceeds from sale of investment in Master	12,046,475	—
Net unrealized (appreciation) depreciation on investment in Master	(6,581,973)	(854,445)
Accrued expenses:
Increase (decrease) in brokerage commissions	438,927	48,852
Increase (decrease) in management fees	233,353	25,930
Increase (decrease) in administrative fees	58,338	6,483
Increase (decrease) in other	836	3,890
Increase (decrease) in professional fees	6,764	20,588
Net cash provided by (used in) operating activities	(140,465,414)	(14,599,746)

Cash flows from financing activities:
Proceeds from additions — Limited Partners	144,788,325	14,501,000
Proceeds from additions — General Partners	640,000	—
Payments for redemptions — Limited Partners	(5,569,787)	—
Payments for offering costs	(59,713)	(15,287)
Allocation of Units — Special Limited Partner	659,994	126,933
Net cash provided by (used in) financing activities	140,458,819	14,612,646

Net change in cash	(6,595)	12,900
Cash, at beginning of period	12,900	—
Cash, at end of period	$6,305	$12,900
Non-Cash Financing Activities:
Contribution of open commodity futures and options positions	$—	$16,018

See accompanying notes to financial statements.

Smith Barney Bristol Energy Fund L.P.

Notes to Financial Statements

1.    Partnership Organization:

Smith Barney Bristol Energy Fund L.P. (the ‘‘Partnership’’) is a limited partnership which was organized on April 20, 2005 under the partnership laws of the State of New York to engage in the speculative trading of a diversified portfolio of commodity interests including futures contracts, options and forward contracts. The commodity interests that are traded by the Partnership are volatile and involve a high degree of market risk.

Between May 15, 2005 (commencement of the offering period) and September 1, 2005, 11,925 redeemable units of Limited Partnership Interest (‘‘Redeemable Units’’) were sold at $1,000 per Redeemable Unit. The proceeds of the initial offering were held in an escrow account until September 6, 2005 at which time they were remitted to the Partnership for trading. The Partnership was authorized to sell 100,000 Redeemable Units of Limited Partnership Interest during its initial offering period. The Partnership privately and continuously offers Redeemable Units.

Citigroup Managed Futures LLC acts as the general partner (the ‘‘General Partner’’) of the Partnership. The Partnership’s commodity broker is Citigroup Global Markets Inc. (‘‘CGM’’). CGM is an affiliate of the General Partner. The General Partner is wholly owned by Citigroup Global Markets Holdings Inc. (‘‘CGMHI’’), which is the sole owner of CGM. CGMHI is a wholly owned subsidiary of Citigroup Inc.

Effective December 1, 2005, the Partnership allocated substantially all of its capital to the CMF SandRidge Master Fund L.P. (the ‘‘Master’’), a limited partnership organized under the partnership laws of the State of New York. The partnership purchased 14,410.6191 Reedemable Units of SandRidge Master with cash equal to $14,477,858 and a contribution of open commodity futures and option positions with a value of $(16,018). The Master was formed in order to permit commodity pools managed now or in the future by SandRidge Capital, L.P. (‘‘SandRidge’’) using its Energy Program, to invest together in one trading vehicle. The General Partner of the Partnership is the general partner of the Master. Individual and pooled accounts currently managed by SandRidge, including the Partnership are permitted to be Limited Partners of the Master. The General Partner and SandRidge believe that trading through this structure should promote efficiency and economy in the trading process. Expenses to investors as a result of the investment in the Master are approximately the same and redemption rights are not affected.

As of December 31, 2006 and 2005 the Partnership owned 72.3% and 100%, respectively of the Master. It is the Partnership’s intention to continue to invest substantially all of its assets in the Master. The performance of the Partnership is directly affected by the performance of the Master.

The financial statements of the Master, including the condensed schedule of investments are contained elsewhere in this report and should be read together with the Partnership’s financial statements.

The General Partner and each limited partner share in the profits and losses of the Partnership, after the allocation to the Special Limited Partner in proportion to the amount of partnership interest owned by each except that no limited partner shall be liable for obligations of the Partnership in excess of their initial capital contribution and profits, net of distributions.

The Partnership will be liquidated upon the first to occur of the following: December 31, 2025; the net asset value of a Redeemable Unit decreases to less than $400 per Redeemable Unit as of a close of any business day; a decline in net assets after trading commences to less than $1,000,000; or under certain other circumstances as defined in the Limited Partnership Agreement.

2.    Accounting Policies:

a.	The value of the Partnership’s investment in the Master reflects the Partnership’s proportional interest in the Partners’ Capital of the Master. All of the income and expenses and unrealized and realized gains from commodity transactions of the Master are allocated pro rata among the investors at the time of such determination. All commodity interests (including derivative financial instruments and derivative commodity instruments) held by the Master are used for trading purposes. The commodity interests are recorded on trade date and open contracts are recorded in the statements of financial condition at fair value on the last business day of the year,

Smith Barney Bristol Energy Fund L.P.

Notes to Financial Statements

which represents market value for those commodity interests for which market quotations are readily available. Investments in commodity interests denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing on the last business day of the year. Realized gains (losses) and changes in unrealized gains (losses) on open positions are recognized in the period in which the contract is closed or the changes occur and are included in net gains (losses) on trading of commodity interests.

b.	Income taxes have not been provided as each partner is individually liable for the taxes, if any, on their share of the Partnership’s income and expenses.

c.	The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

d.	Certain prior period amounts have been reclassified to conform to current year presentation.

3.    Agreements:

a.	Limited Partnership Agreement:

The General Partner administers the business and affairs of the Partnership including selecting one or more advisors to make trading decisions for the Partnership. The Partnership will pay the General Partner a monthly administrative fee in return for its services to the Partnership equal to 1/24 of 1% (0.5% per year) of month-end Net Assets of the Partnership. Month-end Net Assets, for the purpose of calculating administrative fees are Net Assets, as defined in the Limited Partnership Agreement, prior to the reduction of redemptions. This fee may be increased or decreased at the discretion of the General Partner.

b.	Management Agreement:

The General Partner, on behalf of the Partnership, has entered into a Management Agreement with SandRidge, a registered commodity trading advisor. The Partnership pays SandRidge a monthly management fee equal to 1/6 of 1% (2% per year) of month-end Net Assets allocated to SandRidge, as defined in the Management Agreement, earned by SandRidge for the Partnership. Month-end Net Assets, for the purpose of calculating management fees are Net Assets, as defined in the Limited Partnership Agreement, prior to the reduction of redemptions and incentive fees.

In addition, SandRidge is a Special Limited Partner of the Partnership and receives a quarterly Profit Share allocation to its capital account in the Partnership equal to 20% of New Trading Profits, as defined in the Management Agreement, earned on behalf of the Partnership during each calendar year in the form of Special Limited Partners Units.

c.	Customer Agreement:

The Partnership has entered into a Customer Agreement which provides that the Partnership will pay CGM a monthly brokerage fee equal to 5/16 of 1% (3.75% per year) of month-end Net Assets, allocated pro rata from the Master, in lieu of brokerage commissions on a per trade basis. Month-end Net Assets, for the purpose of calculating commissions are Net Assets, as defined in the Limited Partnership Agreement, prior to the reduction of accrued expenses and redemptions payable. CGM will pay a portion of brokerage fees to its financial advisors who have sold Redeemable Units in this Partnership. All National Futures Association (‘‘NFA’’) fees, exchange, cleaning, user, give-up and floor brokerage fees will be borne by the Master and allocated to the Partnership through its investment in the Master. All of the Partnership’s assets are deposited in the Partnership’s account at CGM. The Partnership’s cash is deposited by CGM in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations.

Smith Barney Bristol Energy Fund L.P.

Notes to Financial Statements

CGM has agreed to pay the Partnership interest on 80% of the average daily equity allocated pro rata to the Partnership by the Master during each month at a 30-day U.S. Treasury bill rate determined weekly by CGM based on the average noncompetitive yield on 3-month U.S. Treasury bills maturing in 30 days from the date on which such weekly rate is determined. The Customer Agreement between the Partnership and CGM gives the Partnership the legal right to net unrealized gains and losses. The Customer Agreement may be terminated upon notice by either party.

4.    Trading Activities:

The results of the Master’s trading activities are shown in the Master’s statement of income and expenses.

5.    Distributions and Redemptions:

Distributions of profits, if any, will be made at the sole discretion of the General Partner and at such times as the General Partner may decide. A limited partner may require the Partnership to redeem their Redeemable Units at their Net Asset Value as of the last day of each month on 10 days notice to the General Partner. No fee will be charged for redemptions.

6.    Offering and Organization Costs:

Offering and organization costs of $75,000 relating to the issuance and marketing of the Partnership’s Redeemable Units offered were initially paid by CGM. These costs were recorded as due to CGM in the statements of financial condition. These costs were reimbursed to CGM by the Partnership in 12 monthly installments (together with interest at the prime rate quoted by JPMorgan Chase & Co.).

As of December 31, 2006, all costs have been reimbursed to CGM. In addition, the Partnership has recorded interest expense of $1,307 and $1,416 for the year ended December 31, 2006 and the period from September 6, 2005 to December 31, 2005, which is included in other expenses.

7.    Financial Highlights:

Changes in the Net Asset Value per Redeemable Unit of Partnership interest for the year ended December 31, 2006 and for the period September 6, 2005 (commencement of trading operations) to December 31, 2005, is as follows:

	2006	2005
Net realized and unrealized gains*	$70.09	$57.96
Interest income	41.48	6.33
Expenses**	(51.91)	(19.01)
Increase for the period	59.66	45.28
Net Asset Value per Redeemable Unit, beginning of period	1,038.99	1,000.00
Offering cost adjustment	—	(6.29)
Net Asset Value per Redeemable Unit, end of period	$1,098.65	$1,038.99
Redemption/subscription value per Redeemable Unit versus net asset value per Redeemable Unit	—	3.69
Redemption/subscription value per Redeemable Unit, end of period***	$1,098.65	$1,042.68

*	Includes brokerage commissions and expenses allocated from Master

**	Excludes brokerage commissions and expenses allocated from Master

***	For the purpose of a redemption/subscription, any remaining accrued liability for reimbursement of

Smith Barney Bristol Energy Fund L.P.

Notes to Financial Statements

offering costs will also not reduce redemption/subscription net asset value per redeemable units.

	2006	2005
Ratios to Average Net Assets:
Net investment loss before allocation to special limited partner*****	(3.3)%	(5.2	)%****
Operating Expenses	7.5%	7.9	%****
Allocation to special limited partner	0.7%	0.9%
Total expenses	8.2%	8.8%
Total return:
Total return before allocation to special limited partner	6.2%	4.8%
Allocation to special limited partner	(0.5)%	(0.9)%
Total return after allocation to special limited partner	5.7%	3.9%

****	Ratios to average net assets other than allocation to special limited partner are annualized.

*****	Interest income less total expenses (exclusive of allocation to special limited partner)

         The above ratios may vary for individual investors based on the timing of capital transactions during the year. Additionally, these ratios are calculated for the Limited Partner class using the Limited Partners’ share of income, expenses and average net assets.

8.    Financial Instrument Risks:

In the normal course of its business the Partnership, through its investment in the Master, is party to financial instruments with off-balance sheet risk, including derivative financial instruments and derivative commodity instruments. These financial instruments may include forwards, futures and options, whose values are based upon an underlying asset, index, or reference rate, and generally represent future commitments to exchange currencies or cash flows, or to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument. These instruments may be traded on an exchange or over-the-counter (‘‘OTC’’). Exchange traded instruments are standardized and include futures and certain option contracts. OTC contracts are negotiated between contracting parties and include forwards and certain options. Each of these instruments is subject to various risks similar to those related to the underlying financial instruments including market and credit risk. In general, the risks associated with OTC contracts are greater than those associated with exchange traded instruments because of the greater risk of default by the counterparty to an OTC contract.

Market risk is the potential for changes in the value of the financial instruments traded by the Master due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk with respect to exchange traded instruments is reduced to the extent that an exchange or clearing organization acts as a counterparty to the transactions. The Partnership’s/Master’s risk of loss in the event of counterparty default is typically limited to the amounts recognized in the statements of financial condition and not represented by the contract or notional amounts of the instruments. The Partnership, through its investment in the Master has credit risk and concentration risk because the sole counterparty or broker with respect to the Partnership’s/Master’s assets is CGM.

The General Partner monitors and controls the Partnership’s/Master’s risk exposure on a daily basis through financial, credit and risk management monitoring systems, and accordingly believes that it has effective procedures for evaluating and limiting the credit and market risks to which the Partnership/Master is subject. These monitoring systems allow the General Partner to statistically analyze actual

Smith Barney Bristol Energy Fund L.P.

Notes to Financial Statements

trading results with risk adjusted performance indicators and correlation statistics. In addition, on-line monitoring systems provide account analysis of futures, forwards and options positions by sector, margin requirements, gain and loss transactions and collateral positions.

The majority of these instruments mature within one year of December 31, 2006. However, due to the nature of the Partnership’s/Master’s business, these instruments may not be held to maturity.

CMF SandRidge Master Fund L.P.
Annual Report December 31, 2006
Pursuant to Commodity Futures Trading Commission Rule 4.7, Citigroup Managed Futures LLC has claimed an exemption on behalf of CMF SandRidge Master Fund L.P. from certain reporting requirements.
CITIGROUP MANAGED FUTURES LLC

To the Limited Partners of
CMF SandRidge Master Fund L.P.

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

By: Jennifer Magro Chief Financial Officer and Director Citigroup Managed Futures LLC General Partner, CMF SandRidge Master Fund L.P.
Citigroup Managed Futures LLC 731 Lexington Avenue 25th Floor New York, N.Y. 10022 212-559-2011

Independent Auditors’ Report

The Partners
CMF SandRidge Master Fund L.P.:

We have audited the accompanying statements of financial condition of CMF SandRidge Master Fund L.P. (the Partnership), including the condensed schedules of investments, as of December 31, 2006 and 2005, and the related statements of income and expenses, changes in partners’ capital, and cash flows for the year ended December 31, 2006 and for the period December 1, 2005 (commencement of trading operations) to December 31, 2005. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CMF SandRidge Master Fund L.P. as of December 31, 2006 and 2005, and the results of its operations, changes in its partners’ capital and its cash flows for the year ended December 31, 2006 and for the period December 1, 2005 to December 31, 2005 in conformity with U.S. generally accepted accounting principles.

New York, New York
March 22, 2007

CMF SandRidge Master Fund L.P.
Statements of Financial Condition
December 31, 2006 and 2005

	2006	2005
Assets:
Equity in commodity futures trading account:
Cash (restricted $18,475,372 and $0 in 2006 and 2005, respectively) Note 3c)	$215,267,731	$14,246,277
Net unrealized appreciation in open futures positions	—	577,095
Commodity options owned, at fair value (cost $14,249,050 and $1,031,450 in 2006 and 2005, respectively)	18,275,061	1,634,588
	233,542,792	16,457,960
Interest receivable	718,277	34,924
	$234,261,069	$16,492,884

Liabilities and Partners’ Capital:
Liabilities:
Net unrealized depreciation on open futures positions	$1,982,014	$—
Commodity options written, at fair value (premium $12,600,750 and $912,750 in 2006 and 2005, respectively)	16,475,690	1,155,581
Accrued expenses:
Professional fees	19,602	5,000
Distribution payable (Note 5)	718,277	34,924
	19,195,583	1,195,505

Partners’ Capital:
Partners’ Capital, 184,159.5052 and 14,461.8400 Redeemable Units outstanding in 2006 and 2005, respectively	215,065,486	15,297,379
	$234,261,069	$16,492,884

See accompanying notes to financial statements.

CMF SandRidge Master Futures Fund L.P.
Condensed Schedule of Investments
December 31, 2006

	Number of Contracts	Fair Value	% of Partners’ Capital
Futures Contracts Purchased
Energy
ICE Henry Hub Natural Gas Swap (From Mar. 07 – Dec. 2011)	8951	$(16,651,840)	(7.74)%
Other		(12,527,254)	(5.83)
Total futures contracts purchased		(29,179,094)	(13.57)

Futures Contracts Sold
Energy		27,197,080	12.64
Total futures contracts sold		27,197,080	12.64
Options Owned
Energy
NYMEX Natural Gas European Jan. 07 – Feb. 08	738	13,677,861	6.36
Other		4,597,200	2.14
Total Options Owned		18,275,061	8.50
Options Written
Energy
NYMEX Natural Gas European Jan. 07 – Dec. 07	1401	(12,324,170)	(5.73)
Other		(4,151,520)	(1.93)
Total Options Written		(16,475,690)	(7.66)
Total fair value		$(182,643)	(0.09)%

Percentages are based on Partners’ Capital unless otherwise indicated

See accompanying notes to financial statements.

CMF SandRidge Master Fund L.P.
Condensed Schedule of Investments
December 31, 2005

Futures Contracts Purchased	Number of Contracts	Fair Value	% of Partners’ Capital
Energy		$(223,415)	(1.46)%
Total futures contracts purchased		(223,415)	(1.46)
Futures Contracts Sold
Energy		800,510	5.23
Total futures contracts sold		800,510	5.23
Options Owned
Energy
NYMX Natural Gas European March 06	42	872,308	5.70
Other		762,280	4.98
Total Options Owned		1,634,588	10.68
Options Written
Energy		(1,155,581)	(7.55)
Total Options Written		(1,155,581)	(7.55)
Total fair value		$1,056,102	6.90%
Percentages are based on Partners’ Capital unless otherwise indicated

See accompanying notes to financial statements.

CMF SandRidge Master Fund L.P.
Statements of Income and Expenses
for the year ended December 31, 2006 and
the period from December 1, 2005
(commencement of trading operations) to
December 31, 2005

	2006	2005
Income:
Net gains (losses) on trading of commodity interests:
Realized gains (losses) on closed positions and foreign currencies	$5,867,526	$(136,672)
Change in unrealized gains (losses) on open positions	(2,768,345)	980,950
	3,099,181	844,278
Interest income (Note 3c)	5,048,179	34,924
	8,147,360	879,202
Expenses:
Clearing fees	652,824	3,739
Professional fees	39,724	5,000
	692,548	8,739
Net income	$7,454,812	$870,463
Net income per Redeemable Unit of Limited Partnership Interest (Notes 1 and 6)	$154.06	$60.19

See accompanying notes to financial statements.

CMF SandRidge Master Fund L.P.
Statements of Changes in Partners’ Capital
for the year ended December 31, 2006 and
the period from December 1, 2005
(commencement of trading operations) to
December 31, 2005

Limited Partners’ Capital
Initial Capital contribution from Limited Partners at December 1, 2005 representing 14,461.8400 Redeemable Units of Limited Partnership Interest	$14,461,840
Net income	870,463
Distribution of interest income to feeder funds	(34,924)
Partners’ Capital at December 31, 2005	15,297,379
Net income	7,454,812
Sale of 181,036.5146 Redeemable Units of Limited Partnership Interest	210,365,916
Redemption of 11,338.8494 Redeemable Units of Limited Partnership Interest	(13,004,442)
Distribution of interest income to Feeder Funds	(5,048,179)
Partners’ Capital at December 31, 2006	$215,065,486
Net asset value per Redeemable Unit of Limited Partnership interest:

2005:	$1,057.78
2006:	$1,167.82

See accompanying notes to financial statements.

CMF SandRidge Master Fund L.P.
Statements of Cash Flows
for the year ended December 31, 2006 and
the period from December 1, 2005
(commencement of trading operations) to
December 31, 2005

	2006	2005
Cash flows from operating activities:
Net income	$7,454,812	$870,463
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Changes in operating assets and liabilities:
(Increase) decrease in restricted cash	(18,475,372)	—
(Increase) decrease in net unrealized appreciation on open futures positions	577,095	(628,294)
(Increase) decrease in commodity options owned, at fair value	(16,640,473)	(1,412,567)
(Increase) decrease in interest receivable	(683,353)	(34,924)
Increase (decrease) in net unrealized depreciation on open futures positions	1,982,014	—
Increase (decrease) in options written, at fair value	15,320,109	968,741
Accrued expenses:
Increase (decrease) in professional fees	14,602	5,000
Net cash provided by (used in) operating activities	(10,450,566)	(231,581)

Cash flows from financing activities:
Proceeds from additions	210,365,916	14,477,858
Payments for redemptions	(13,004,442)	—
Distribution of interest to feeder funds	(4,364,826)	—
Net cash provided by (used in) financing activities	192,996,648	14,477,858

Net change in unrestricted cash	182,546,082	14,246,277
Unrestricted cash, at beginning of period	14,246,277	—
Unrestricted cash, at end of period	$196,792,359	$14,246,277
Non cash financing activities:
Contribution of open commodity futures and options positions	$—	$(16,018)

See accompanying notes to financial statements.

CMF SandRidge Master Fund L.P.

Notes to Financial Statements

1.    Partnership Organization:

CMF SandRidge Master Fund L.P. (the ‘‘Master’’) is a limited partnership which was organized under the partnership laws of the State of New York to engage in the speculative trading of a diversified portfolio of commodity interests including futures contracts, options and forward contracts. The commodity interests that are traded by the Master are volatile and involve a high degree of market risk. The Master is authorized to sell an unlimited number of Redeemable Units of Limited Partnership Interest (‘‘Units’’).

On December 1, 2005 (date Master commenced trading), Smith Barney Bristol Energy Fund L.P. (‘‘Bristol’’) allocated substantially all of its capital to the Master. Bristol purchased 14,461.8400 Units of the Master with cash equal to $14,477,858 and a contribution of open commodity futures and options positions with a fair value of $(16,018). On May 1, 2006, two separate private investors (‘‘Private Investor I’’ and ‘‘Private Investor II’’) allocated substantially all of their capital to the Master. Private Investor I purchased 23,073.5521 Units of the Master with cash equal to $28,000,000 and Private Investor II purchased 4,944.3326 Units of the Master with cash equal to $6,000,000. On October 1, 2006, CMF SandRidge Feeder (Cayman) Ltd. (‘‘SandRidge Feeder’’) and Citigroup Energy Advisors Portfolio L.P. (‘‘Energy Advisors’’) allocated substantially all of its capital to the Master. SandRidge Feeder purchased 22,075.2638 Units of the Master with cash equal to $25,000,000. Energy Advisors purchased 2,092.7350 Units of the Master with cash equal to $2,370,000. The Master was formed to permit commodity pools managed now and in the future by SandRidge Capital Inc. (the ‘‘Advisor’’) using the Energy Program, the Advisor’s proprietary trading program, to invest together in one trading vehicle.

The Master operates under a structure where its investors are Bristol, Private Investor I, Private Investor II, SandRidge Feeder and Energy Advisors each a ‘‘Feeder’’, collectively the ‘‘Funds’’ with, 72.3%, 12.8%, 1.6%,12.0% and 1.3% ownership of the Master at December 31, 2006, respectively, and Bristol with 100% ownership of the Master at December 31, 2005.

Citigroup Managed Futures LLC acts as the general partner (the ‘‘General Partner’’) of the Master. The Master’s commodity broker is Citigroup Global Markets Inc. (‘‘CGM’’). CGM is an affiliate of the General Partner. The General Partner is wholly-owned by Citigroup Global Markets Holdings Inc. (‘‘CGMHI’’), which is the sole owner of CGM. CGMHI is a wholly-owned subsidiary of Citigroup Inc. All trading decisions for the Master are made by the Advisor.

2.    Accounting Policies:

a.	All commodity interests (including derivative financial instruments and derivative commodity instruments) are used for trading purposes. The commodity interests are recorded on trade date and open contracts are recorded in the Statement of Financial Condition at fair value on the last business day of the year, which represents market value for those commodity interests for which market quotations are readily available. Investments in commodity interests denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing on the last business day of the year. Realized gains (losses) and changes in unrealized gains (losses) on open positions are recognized in the period in which the contract is closed or the changes occur and are included in net gains (losses) on trading of commodity interests.

b.	All of the income and expenses and unrealized gains and losses on trading of commodity interests are determined on each valuation day and are allocated pro rata among the Funds at the time of such determination.

The Master may purchase and write (sell) options. An option is a contract allowing, but not requiring, its holder to buy (call) or sell (put) a specific or standard commodity or financial instrument at a specified price during a specific time period. The option premium is the total price paid or received for the option contract. When the Master writes an option, the premium received is recorded as a liability in the Statements of Financial Condition and marked to market daily. When the Master purchases an option, the premium paid is recorded as an asset in the Statement of Financial Condition and marked to market daily.

CMF SandRidge Master Fund L.P.

Notes to Financial Statements

c.	Income taxes have not been provided as each Partner is individually liable for the taxes, if any, on their share of the Master’s income and expenses.

d.	The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

3.    Agreements:

a.	Limited Partnership Agreement:

The General Partner administers the business and affairs of the Partnership including selecting one or more advisors to make trading decisions for the Partnership.

b.	Management Agreement:

The General Partner, on behalf of the Master, has entered into a Management Agreement with the Advisor, a registered commodity trading advisor. The Advisor is not affiliated with the General Partner or CGM and is not responsible for the organization or operation of the Partnership. The Management Agreement provides that the Advisor has sole discretion in determining the investment of the assets of the Master. All management fees in connection with the Management Agreement are borne by the Funds.

c.	Customer Agreement:

The Master has entered into a Customer Agreement with CGM whereby CGM provides services which include, among other things, the execution of transactions for the Master’s account in accordance with orders placed by the Advisor. All exchange, clearing, user, give-up, floor brokerage and National Futures Association fees are borne by the Master. All other fees including CGM’s direct brokerage commission shall be borne by the Funds. All of the Master’s assets are deposited in the Master’s account at CGM. The Master’s cash is deposited by CGM in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations. At December 31, 2006 and 2005, the amount of cash held by the Master for margin requirement was $18,475,372 and $0, respectively. The Customer Agreement between the Master and CGM gives the Master the legal right to net unrealized gains and losses. The Customer Agreement may be terminated upon notice by either party.

4.    Trading Activities:

The Master was formed for the purpose of trading contracts in a variety of commodity interests, including derivative financial instruments and derivative commodity interests. The results of the Master’s trading activities are shown in the Statement of Income and Expenses.

All of the commodity interests owned by the Master are held for trading purposes. The average fair value for the year ended December 31, 2006 and during the period ended December 31, 2005, based on a monthly calculation, was $(3,929,298) and $1,056,102, respectively.

5.    Distributions and Redemptions:

Distributions of profits, if any, will be made at the sole discretion of the General Partner and at such times as the General Partner may decide. A Limited Partner may require the Partnership to redeem their Redeemable Units at their Net Asset Value as of the last day of each month. The General Partner at its sole discretion, may permit redemptions more frequently than monthly, there is no fee charged in connection with redemptions.

CMF SandRidge Master Fund L.P.

Notes to Financial Statements

6.    Financial Highlights:

Changes in the Net Asset Value per Redeemable Unit of Limited Partnership Interest for the year ended December 31, 2006 and the period from December 1, 2005 (commencement of trading operations) to December 31, 2005 was as follows:

	2006	2005
Net realized and unrealized gains*	$110.75	$58.12
Interest income	44.02	2.41
Expenses**	(0.71)	(0.34)
Increase for the year	154.06	60.19
Distributions	(44.02)	(2.41)
Net Asset Value per Redeemable Unit, beginning of year	1,057.78	1,000.00
Net Asset Value per Redeemable Unit, end of year	$1,167.82	$1,057.78

*	Includes clearing fees

**	Excludes clearing fees

Ratios to Average Net Assets:
Net investment income****	3.7%	2.2	%***
Operating expenses	0.6%	0.7	%***
Total return	14.6%	6.0%

***	Annualized.

****	Interest income less total expenses

The above ratios may vary for individual investors based on the timing of capital transactions during the period. Additionally, these ratios are calculated for the Limited Partner class using Limited Partner’s share of income, expense and average net assets.

7.    Financial Instrument Risks:

In the normal course of its business, the Master is party to financial instruments with off-balance sheet risk, including derivative financial instruments and derivative commodity instruments. These financial instruments may include forwards, futures and options, whose values are based upon an underlying asset, index, or reference rate, and generally represent future commitments to exchange currencies or cash flows, or to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument. These instruments may be traded on an exchange or over-the-counter (‘‘OTC’’). Exchange traded instruments are standardized and include futures and certain option contracts. OTC contracts are negotiated between contracting parties and include forwards and certain options. Each of these instruments is subject to various risks similar to those related to the underlying financial instruments including market and credit risk. In general, the risks associated with OTC contracts are greater than those associated with exchange traded instruments because of the greater risk of default by the counterparty to an OTC contract.

Market risk is the potential for changes in the value of the financial instruments traded by the Master due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk with respect to exchange traded instruments is reduced

CMF SandRidge Master Fund L.P.

Notes to Financial Statements

to the extent that an exchange or clearing organization acts as a counterparty to the transactions. The Master’s risk of loss in the event of counterparty default is typically limited to the amounts recognized in the Statements of Financial Condition and not represented by the contract or notional amounts of the instruments. The Master has credit risk and concentration risk because the sole counterparty or broker with respect to the Master’s assets is CGM.

The General Partner monitors and controls the Master’s risk exposure on a daily basis through financial, credit and risk management monitoring systems, and accordingly believes that it has effective procedures for evaluating and limiting the credit and market risks to which the Master is subject. These monitoring systems allow the General Partner to statistically analyze actual trading results with risk adjusted performance indicators and correlation statistics. In addition, on-line monitoring systems provide account analysis of futures, forwards and options positions by sector, margin requirements, gain and loss transactions and collateral positions.

The majority of these instruments mature within one year of December 31, 2006. However, due to the nature of the Master’s business, these instruments may not be held to maturity.

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CITIGROUP MANAGED FUTURES LLC
731 Lexington Avenue • 25th Floor
New York, NY 10022-4614

Publication #5

©	2006 Citigroup Global Markets Inc. Member SIPC. All rights reserved.
Smith Barney is a division and service mark of Citigroup Global Markets Inc. and its affiliates and is used and registered throughout the world. CITIGROUP and the Umbrella Device are trademarks and service marks of Citicorp Inc. or its affiliates and are used and registered throughout the world.